SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Hillman Capital Management Investment Trust
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January 28, 2021

Dear Fellow Shareholder,

I hope you and your family are safe and healthy during this unprecedented time. As a shareholder in the Hillman Value Fund (“HCMAX” or the “Fund”), proxy materials were recently sent by mail or e-delivery in connection with the Fund’s Special Meeting to be held on February 23, 2021.

The Fund’s Board (the “Board”) is asking all shareholders to consider and approve a reorganization of your Fund into a newly created series of ALPs Series Trust (“AST”).

The Board recommends that you vote “FOR” the Reorganization

After careful consideration, the Board believes a reorganization into AST is in the best interest of HCMAX and its shareholders. The primary purpose of the reorganization is to move your Fund to AST in an attempt to gain operational efficiencies and distribution support, which may result in lower shareholder expenses.

If the Reorganization is approved by shareholders, it is important to understand that Hillman Capital Management, Inc. (“Hillman”) will continue to serve as investment advisor for the newly created fund after the reorganization. I will also remain the person responsible for the day to day management of the newly created fund.

I am excited about the potential benefits for all shareholders. It is important that you take advantage of your right to vote. Please take the time to sign, date and mail the enclosed proxy card in the postage paid return envelope or by following the phone or internet voting instructions on the proxy card.

Lastly, we have retained Di Costa Partners (“DCP”) to assist us with the proxy solicitation process. You may receive a call from a DCP representative who can take your vote over the phone or give you instructions on how to vote. You can also call DCP at (833) 290-2604 if you have questions regarding the proxy.

Thank You,

Mark Hillman
CEO, Hillman Capital Management, Inc.

HCMAX1